Exhibit 99.3
ASCENT MEDIA CORPORATION TO SELL AMG’S CONTENT DISTRIBUTION BUSINESS TO
ENCOMPASS DIGITAL MEDIA
Englewood, CO — December 3, 2010 — Ascent Media Corporation (“Ascent Media” or the “Company”) (Nasdaq: ASCMA) today announced the execution of a definitive agreement to sell the Content Distribution business of its wholly owned subsidiary Ascent Media Group (“AMG”) to Encompass Digital Media, Inc. (“Encompass”) for aggregate cash consideration to Ascent Media of approximately $113 million (after the assumption of certain indebtedness and obligations totaling approximately $7 million). Encompass is a leader in digital media services and operates two of the largest independent broadcast facilities in the U.S.
AMG’s Content Distribution business provides outsourced network origination services to satellite, cable and pay-per-view programming networks through facilities located in the U.S., U.K. and Singapore.
Ascent Media’s Chief Executive Officer, William Fitzgerald said, “Some of the most recognized cable networks and broadcasters worldwide depend upon the technical and operational expertise of AMG’s Content Distribution business. Encompass has emerged as a leader in the sector, and we think the combination represents an opportunity to participate in the growth prospects of the industry.”
The announcement follows Ascent Media’s announcement on November 24, 2010 that the Company has agreed to sell AMG’s Creative Services and Media Services businesses to Deluxe Entertainment Services Group Inc. Following the consummation of both transactions, AMC will have sold the substantial majority of the AMG operating businesses.
Ascent Media will continue to own AMG’s systems integration business. However, the Company continues to pursue strategic alternatives for this business unit. In addition, Ascent Media is committed to pursuing investments in or the acquisition of businesses that provide enhanced shareholder return opportunities.
The Encompass transaction is expected to close in the first quarter of 2011 and is subject to clearance under the Hart-Scott-Rodino Act, approval by the FCC and approval by Ascent Media’s shareholders.
Moelis & Co. served as the Company’s financial advisor and Baker Botts served as legal advisor in connection with the transaction.
Forward Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the sale of the Content Distribution, Creative Services and Media Services divisions, possible strategic alternatives for Ascent Media’s other business unit, potential future acquisitions and other matters that are not historical facts. These forward looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation: Ascent Media’s ability to satisfy the conditions to the sale of any of the Content Distribution, Creative Services and Media Services divisions, the availability of strategic alternatives for Ascent Media’s other business unit and the availability of acquisition opportunities. These forward looking statements speak only as of the date of this press release, and Ascent Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained herein to reflect any change in Ascent Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent Media, including the most recent Forms 10-Q and 10-K and any subsequently filed Form 8-K, for additional information about Ascent Media and about the risks and uncertainties related to Ascent Media’s business which may affect the statements made in this press release.
About Ascent Media Corporation and Ascent Media Group
Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiary, AMG, which is primarily engaged in the business of providing content and creative services to the media and entertainment industries in the United States, the United Kingdom and Singapore. AMG provides solutions for the creation, management and distribution of content to motion picture studios, independent producers, broadcast networks, programming networks, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content.
About Encompass Digital Media, Inc.
Encompass, a leader in digital media services, owns and operates two of the largest, independent broadcast facilities in the U.S. in Los Angeles and Atlanta. Total media solutions include network origination; cable neighborhood platforms; centralcasting; disaster recovery; satellite and fiber transmissions (full time and occasional use); a fleet of satellite uplink trucks; digital media encoding services; digital file transfers via satellite, fiber and IP; emergency communications; governmental SATCOM; production studios; and video production services.
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Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com